EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS
COLDWATER, MICHIGAN, April 20, 2010- Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced a loss for the quarter ended March 31, 2010 of $113,000 based on net loss available to common shareholders compared to earnings of $128,000 for the quarter ended March 31, 2010. Basic and diluted losses for the quarter ended March 31, 2010 were $(.06) per share compared to earnings of $0.07 per share for the same period in 2009.
Net interest income before any provision for loan losses decreased $52,000, or 2.5%, for the quarter ended March 31, 2010 compared to the same period in 2009 as a result of a $571,000 decrease in interest income offset by a decrease in interest expense on deposits and Federal Home Loan Bank advances of $519,000. The decrease in interest income was due to the decline in average earning assets and the decline in interest expense is due to the repayment of advances which typically are a higher costing source of funds. The Bank’s net interest margin increased from 3.07% for the first quarter of 2009 to 3.10% for the first quarter of 2010.
Net interest income after the provision for loan losses remained substantially unchanged for the period ending March 31, 2010 compared to the same period a year ago. During the first quarter of 2010, the Bank recorded a $670,000 provision for loan losses compared to $722,000 for the first quarter in 2009. Net charge offs totaled $435,000 as of March 31, 2010 compared to $230,000 for the same period a year ago.
Non-interest income decreased $301,000, or 22.0% for the quarter ended March 31, 2010. Gain on sale of loans for the quarter decreased $510,000 compared to the same period a year ago as mortgage banking activities decreased over the last nine months. A gain of $37,000 on the sale of investments was recognized in the first quarter of 2010 as management replaced securities to reposition maturities and improve overall credit quality of the portfolio. Other income increased $131,000 primarily due to a $107,000 increase in gain on sale of other repossessed property.
Fees and service charges, also included in non-interest income, increased $31,000 as a result of a $25,000 increase in loan related fees (from $96,000 to $121,000) and a $6,000 increase in deposit related fees (from $418,000 to $424,000). The increase in loan related fees was a result of $25,000 in loan brokerage fees. The increase in deposit related fees was a result of a $13,000 increase in ATM/Debit Card income and an increase of $2,000 in other fees, offset by a $9,000 decrease in NSF fees.

Noninterest expense decreased $16,000, or .64% for the quarter ended March 31, 2010 compared to the same period a year ago. Salaries and employee benefits expense decreased $43,000, or 3.7%. Amortization of mortgage servicing rights decreased $111,000 or 56% due to the slow down of mortgage banking activity. Foreclosed property expense increased $174,000 as costs associated with non-performing assets and foreclosed properties such as professional fees, collection and maintenance costs, and impairment charges related to the disposition of other real estate continue to impact non-interest expense.
At March 31, 2010, the Company’s total assets were $288.3 million, compared to $283.2 million at December 31, 2009, an increase of 1.8%. The asset growth was primarily due to an $8.4 million increase in cash and investments and a $3.1 million decrease in total net loans. Total deposits increased $5.0 million, or 2.4% to $218.4 million at March 31, 2010 from $213.4 million at December 31, 2009. This growth included increases of $2.8 million in money market deposits, $2.8 million in savings and checking deposits and $2.2 million in local certificates of deposit offset by a $2.8 million decrease brokered deposits. The Bank continues to be committed to increasing its core deposit balances during 2010.
The Company also announced today that its Board of Directors voted not to declare a preferred stock dividend for the second quarter of 2010. The continued suspension of our quarterly dividend is a prudent step in preserving capital during this continuing economic downturn. The Bank continues to be well-capitalized according to regulatory guidelines, and we continue to be focused on serving the communities in which we are located.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.
For additional information, visit Monarch Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 279-3978
Or
Rebecca Crabill., CFO
(517) 279-3956